Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262339

Prospectus Supplement No. 11

(To Prospectus dated March 21, 2022)

eFFECTOR Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated March 21, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-262339). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the SEC on September 14, 2022. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “EFTR” and “EFTRW.” On September 13, 2022, the closing price of our common stock was $0.64 and the closing price of our warrants was $0.10.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

__________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2022

eFFECTOR Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39866 (Commission File Number)	85-3306396 (I.R.S. Employer Identification No.)
142 North Cedros Avenue, Suite B Solana Beach, California		92075
(Address of principal executive offices)		(Zip Code)

(858) 925-8215

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	EFTR	Nasdaq Capital Market
Warrants to purchase common stock	EFTRW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 8.01 Other Events.

On September 14, 2022, eFFECTOR Therapeutics, Inc. (the “Company”) announced that it has dosed the first patient in the second cohort of its Phase 1b clinical trial of zotatifin in non-hospitalized adults with confirmed COVID-19 infection. The study is a double-blind, randomized, placebo-controlled trial evaluating the safety and antiviral activity of a single dose of zotatifin and is being conducted in collaboration with the Quantitative Biosciences Institute at the University of California, San Francisco, under a $5 million cooperative agreement sponsored by the Defense Advanced Research Projects Agency.

Dose escalation to the second cohort comes after the positive recommendation of the independent data safety monitoring board upon review of safety data from the first dose cohort. The completed cohort also included the first subjects dosed with a sub-cutaneous formulation of zotatifin and preliminary analysis demonstrated equivalent plasma drug levels compared to IV delivery.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this current report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to, statements regarding: the potential therapeutic benefits of zotatifin. Actual results may differ from those set forth in this current report due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data become available; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFFECTOR Therapeutics, Inc.

Date: September 14, 2022	By:	/s/ Michael Byrnes
	Name:	Michael Byrnes
	Title:	Chief Financial Officer